UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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       (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §240.14a-12

Cogdell Spencer Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (04-04)

COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670

April 23, 2007

Dear Stockholder:

We cordially invite you to attend the 2007 annual meeting of stockholders of Cogdell Spencer Inc. The meeting will be held on Tuesday, May 22, 2007, at 9:00 a.m., local time, at our headquarters located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209. The matters expected to be acted upon at the meeting are described in detail in the attached notice of annual meeting of stockholders and proxy statement. We encourage you to read these materials carefully and to take part in the affairs of our company by voting on matters described in the accompanying proxy statement.

Your vote is very important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible in the envelope provided. If you attend the meeting, you may continue to have your shares of common stock voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares of common stock in person. We look forward to seeing you at the meeting.

Sincerely,

FRANK C. SPENCER
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2007

NOTICE IS HEREBY GIVEN that the 2007 annual meeting of stockholders (the “Annual Meeting”) of Cogdell Spencer Inc., a Maryland corporation, will be held at our headquarters located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209 on Tuesday, May 22, 2007 at 9:00 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

1. To elect seven members to the board of directors, each to serve until the 2008 annual meeting of stockholders. The nominees to the board of directors are the following: James W. Cogdell, Frank C. Spencer, John R. Georgius, Richard B. Jennings, Christopher E. Lee, Richard C. Neugent, and Randolph D. Smoak, M.D.;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on Tuesday, April 10, 2007 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournments or postponements of the Annual Meeting. Only holders of record of our common stock at the close of business on that day will be entitled to vote at the Annual Meeting, or any adjournments or postponements of the Annual Meeting.

You are requested to complete and sign the enclosed proxy card, which is being solicited by our board of directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. In addition, stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of the Board of Directors

CHARLES M. HANDY
Corporate Secretary

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES OF COMMON STOCK VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

i

COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 22, 2007

GENERAL INFORMATION

We are sending this proxy statement and the accompanying proxy card in connection with the solicitation of proxies by the board of directors (the “Board”) of Cogdell Spencer Inc., a Maryland corporation, for use at our 2007 annual meeting of stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof, to be held at our headquarters located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209 on Tuesday, May 22, 2007 at 9:00 a.m. local time. The purposes of the Annual Meeting are:

(1) To elect seven members to the Board, each to serve until the 2008 annual meeting of stockholders, the nominees to the Board being James W. Cogdell, Frank C. Spencer, John R. Georgius, Richard B. Jennings, Christopher E. Lee, Richard C. Neugent and Randolph D. Smoak, M.D.;

(2) To ratify the appointment of Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2007; and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

This proxy statement is accompanied by a copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2006.

ABOUT THE MEETING

Record Date

The Board has fixed the close of business on Tuesday, April 10, 2007 as the record date (the “Record Date”) for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Each share of our common stock, $0.01 par value per share (“Common Stock”), is entitled to one vote for each matter to be voted upon. As of the Record Date, there were 11,928,574 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Quorum; Voting

The presence, in person or by proxy, of the stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the Chairman of the Annual Meeting shall have the power to adjourn the Annual Meeting to a date not more than 120 days after the original Record Date without notice other than announcement at the Annual Meeting, until a quorum is present or represented. At any such adjourned Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed.

Each stockholder is entitled to one vote for each share of Common Stock registered in the stockholder’s name on the Record Date. A plurality of all of the votes cast at the Annual Meeting at which a quorum is present shall be sufficient to elect a director. A majority of the votes cast at the Annual Meeting at which a quorum is present shall be sufficient to approve any other matter which may properly come before the Annual Meeting.

If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the Annual Meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Election Inspectors

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Shares Held in Street Name

Under New York Stock Exchange (the “NYSE”) rules, if your shares are held in “street name,” your broker may, without instructions from you, vote your shares on all proposals set forth in this proxy statement.

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	giving written notice to our Secretary at our address,

•	expressly revoking the proxy, by signing and forwarding to us a proxy dated later, or

•	by attending the Annual Meeting and personally voting the Common Stock owned of record by you as of the Record Date.

Costs of Soliciting Proxies

We will bear the entire costs of soliciting proxies for the Annual Meeting. In addition to solicitation by mail, certain of our directors, executive officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. Continental Stock Transfer & Trust Company, our transfer agent and registrar, will assist in the distribution of proxy materials and tabulation of votes. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission (the “SEC”) and the NYSE.

Delivery of Materials

The rules of the SEC allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. This combined mailing must be addressed to the stockholders as a group. Duplicate mailings can be eliminated by allowing stockholders to consent to such elimination, or through implied consent if: (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of Common Stock in your own name as of the Record Date, householding will not apply to your shares. If your shares of Common Stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, and instead want mailings made to each individual at the shared address, you must contact your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please either send your request in writing to Cogdell Spencer Inc., 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670, Attn: Investor Relations; make your request by calling (704) 940-2900; or visit our website at www.cogdellspencer.com.

ITEMS TO BE VOTED ON BY STOCKHOLDERS

ITEM 1 — ELECTION OF DIRECTORS

In accordance with the provisions of our Amended and Restated Articles of Incorporation and By-laws, each member of the Board is elected at the Annual Meeting. Each member of the Board elected will serve for a term expiring at the 2008 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier resignation or removal. Messrs. James W. Cogdell, Frank C. Spencer, John R. Georgius, Richard B. Jennings, Christopher E. Lee, Richard C. Neugent and Randolph D. Smoak, M.D. are the Board’s nominees for election.

Proxies in the accompanying form that are properly executed and returned will be voted at the Annual Meeting, and any adjournments or postponements thereof in accordance with the directions on such proxies. If no directions are specified, such proxies will be voted “FOR” the election of the seven persons specified as nominees for directors, each of whom will serve until the 2008 annual meeting of stockholders. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, should any director nominee named herein become unable or unwilling to serve if elected, it is intended that the proxies will be voted for the election, in his stead, of such other person as the Board may nominate, unless the Board reduces the size of the membership of the Board prior to the Annual Meeting to eliminate the position of any such nominee.

The Board has affirmatively determined that Messrs. Georgius, Lee and Neugent and Dr. Smoak are independent within the standards prescribed by the NYSE.

Nominees for Directors

The following table sets forth the name, age and the position(s) with us, if any, currently held by each person nominated as a director:

Name	Age	Title

James W. Cogdell	65	Chairman
Frank C. Spencer	46	Chief Executive Officer, President and Director
John R. Georgius(1)(2)	62	Director
Richard B. Jennings	63	Director
Christopher E. Lee(2)(3)	59	Director
Richard C. Neugent(1)(3)	63	Director
Randolph D. Smoak, M.D.(1)(2)(3)	73	Director

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Corporate Governance Committee

Following are biographical summaries for our nominees for election as directors:

James W. Cogdell, Chairman of the Board.  Since 1972 Mr. Cogdell has served as the Chairman and Chief Executive Officer of Cogdell Spencer Advisors, Inc. and has served as Chairman of our Board since our inception in 2005. Mr. Cogdell was named Entrepreneur of the Year by the Charlotte Chamber of Commerce for the large companies category in 2002. He is an eight-year chairman of the Citizens Capital Budget Advisory Committee for Mecklenburg County, North Carolina. In addition, Mr. Cogdell is a member of Catawba Lands Conservancy. Mr. Cogdell has been recognized with the Outstanding Layman Award for 2004 by the North Carolina Division of Soil and Water Conservation. He is an activist on civic and cultural development organizations ranging from public schools and child advocacy, to conservation, scouting and the arts. Mr. Cogdell is a member of the United States Eventing Association, the U.S. Equestrian Federation and formerly served on the Board of Directors for the Carolina Horse Park Foundation and as President of the Irish Draught Horse Society of North America. Mr. Cogdell has developed more than 70 healthcare real estate properties valued at over $400 million during his career.

Frank C. Spencer, Chief Executive Officer, President and Director.  Frank C. Spencer, our Chief Executive Officer and President, has served as one of our directors since our inception in 2005. Since 1998, Mr. Spencer has served as President of Cogdell Spencer Advisors, Inc. and prior to that in other executive capacities with Cogdell Spencer Advisors, Inc. since joining us in 1996. Prior to his employment with Cogdell Spencer Advisors, Inc. Mr. Spencer was Executive Director of The Children’s Services Network, a non-profit organization, from 1993 to 1996. He began his real estate career with the Crosland Group, where he was Corporate Vice President responsible for portfolio management, marketing and advisory services. Mr. Spencer was named to the 40 under 40 list for top young business executives by the Charlotte Business Journal in 2000. He has had works published in Urban Land Magazine and the Institutional Real Estate Letter on Real Estate Finance. Mr. Spencer has been an instructor at the Healthcare Financial Management Association’s state, regional and national meetings, a member of the University of North Carolina at Charlotte Real Estate Program Board of Advisors, an instructor at Montreat College and a full member of the Urban Land Institute and is a member of the board of directors of The Mountain Retreat Association. Mr. Spencer was instrumental in the establishment of McCreesh Place, a permanent residence for 64 formerly homeless men in Mecklenburg County, North Carolina, led a mission group for Habitat for Humanity to Malawi, Africa and has served as Vice Chairman of the Transitional Families Program for the Charlotte Mecklenburg Housing Authority. Mr. Spencer received a B.A. with honors in German from the University of North Carolina where he was a Morehead Scholar and received an M.B.A. from Harvard Business School with high distinction and was designated as a Baker Scholar.

John R. Georgius, Director.  John R. Georgius has served as one of our directors since our inception in 2005. He is an advisory member of the CEO Council of Council Ventures, LP, a technology-focused venture capital fund in which he is a founding investor. From 1975 to December 1999, Mr. Georgius served in various executive positions at First Union Corporation including President and Chief Operating Officer, Vice Chairman, President of First Union National Bank and Senior Vice President and head of the trust division. Over his 37-year banking career, Mr. Georgius directed or otherwise participated in more than 140 acquisitions in the financial services arena. Mr. Georgius has served as a director of First Union Corporation, First Union National Bank, VISA USA, and VISA International. He currently serves as a director for Alex-Lee Corporation, has been a member of its audit and compensation committees and serves as Chairman of the Investment Committee for the Board of Trustees at Presbyterian College and of the N.C. Waterfowl Association. Mr. Georgius received a B.B.A. in accounting and corporate finance from Georgia State University and is a graduate of the American Bankers Association National Graduate Trust School at Northwestern University.

Richard B. Jennings, Director.  Richard B. Jennings has served as one of our directors since our inception in 2005. He is President of Realty Capital International Inc., a real estate investment banking firm, that he founded in 1991, and is President of Jennings Securities LLC, a National Association of Securities Dealers, Inc. (NASD) member securities firm since 1995. From 1990 to 1991, Mr. Jennings served as Senior Vice President of Landauer Real Estate Counselors, and from 1986 to 1989, Mr. Jennings served as Managing Director of Real Estate Finance at Drexel Burnham Lambert. From 1969 to 1986, Mr. Jennings oversaw the REIT investment banking business at Goldman, Sachs & Co. During his tenure at Goldman, Sachs & Co., Mr. Jennings founded and managed the Mortgage Finance Group from 1979 to 1986. Mr. Jennings also serves as a member of the board of directors of Commercial Net Lease Realty, Inc. and Alexandria Real Estate Equities, Inc. He is a licensed NASD Principal and New York real estate broker. Mr. Jennings received a B.A. in economics, Phi Beta Kappa and Magna Cum Laude, from Yale University, and received an M.B.A. from Harvard Business School.

Christopher E. Lee, Director.  Christopher E. Lee has served as one of our directors since our inception in 2005. He is President and Chief Executive Officer of CEL & Associates, Inc., one of the nation’s leading real estate advisory firms. For the past 27 years, Mr. Lee has provided a variety of strategic, compensation, organizational and performance benchmarking services to hundreds of real estate firms nationwide. Mr. Lee is a frequent speaker at national real estate conferences, a regular contributor to various real estate publications and is the editor of the national real estate newsletter, Strategic Advantage. Prior to his consulting career, Mr. Lee worked for the Marriott and Boise Cascade corporations. Mr. Lee serves on the Advisory Board for the Business School and the Real Estate School at San Diego State University. Mr. Lee received a B.A. from San Diego State University, an M.S. degree from San Jose State University, and a Ph.D. in organizational development from Alliant International University.

Richard C. Neugent, Director.  Richard C. Neugent has served as one of our directors since our inception in 2005. He is President of RCN Healthcare Consulting Inc., a firm that he formed in 2003 which develops business for a national healthcare consulting practice in strategic and operational improvement services for hospitals, health systems and academic medical centers in the southeastern United States. Mr. Neugent has been involved in the healthcare industry for over 37 years. He was President and Chief Executive Officer of Bon Secours-St. Francis Health System in Greenville, South Carolina from 1981 to 2003. Prior to that time, he was Chief Operating Officer of Rapides Regional Medical Center in Alexandria, Louisiana. Mr. Neugent also served as a Captain in the Medical Service Corps of the U.S. Air Force where he oversaw the construction of hospitals and dispensaries. Mr. Neugent constructed the first women’s hospital in the state of South Carolina. Mr. Neugent was named the 2001 Greenville Magazine’s Nelson Mullins Business Person of the Year. In 2003, Mr. Neugent was presented with the Order of the Palmetto, the state of South Carolina’s highest civilian award. Mr. Neugent has served on the advisory boards of Clemson University, The University Center in Greenville and First Union National Bank. In addition, he has served on the board of the United Way and has held leadership positions in several United Way annual campaigns. He also served on the Greenville Chamber of Commerce board. Mr. Neugent consults with the Christian Blind Mission International, USA located in Greenville, South Carolina. Mr. Neugent received a B.S. from Alabama College and received an M.S. from The University of Alabama in hospital administration.

Randolph D. Smoak, M.D., Director.  Dr. Randolph D. Smoak has served as one of our directors since our inception in 2005. He is a clinical professor of surgery and is a former President of the American Medical Association (AMA), having served from 2000 to 2001. Dr. Smoak also served as a member of the Board of Trustees with the AMA from 1992 through 2002. Since his retirement, he has served on various boards including The Hollins Cancer Center Advisory Board, The Tobacco Free Kids Board, The Orangeburg Calhoun Technical College Foundation Board and The Greenville Family Partnership Board. He was the lead spokesperson for the AMA’s anti-smoking campaign, representing the Department of Health and Human Services Interagency Committee on Smoking and Health. Dr. Smoak was a member of Orangeburg Surgical Associates from 1967 through 2001. Dr. Smoak served as President and Chairman of South Carolina Medical Association as well as president of the South Carolina Division of the American Cancer Society. He is a founding member of the South Carolina Oncology Society, completed two terms as Governor from South Carolina to the American College of Surgeons, and served as Chairman of the Board of Directors of the World Medical Association. Dr. Smoak received a B.S. from The University of South Carolina and received an M.D. from The Medical University of South Carolina.

Recommendation Regarding the Election of Directors

The Board recommends that you vote “FOR” the election of the seven named nominees.

ITEM 2 —	RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2007, subject to ratification of this appointment by our holders of Common Stock. We have been advised by Deloitte & Touche LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. We expect that representatives of Deloitte &Touche LLP will be present at the Annual Meeting to make a statement if they desire to do so. They will also be available to answer appropriate questions from stockholders. Our Amended and Restated Articles of Incorporation and By-laws do not require that stockholders ratify the appointment of the independent registered public accounting firm. We are submitting the appointment for ratification because the Board believes it is a matter of good corporate practice.

Recommendation Regarding Ratification of the Appointment of Deloitte & Touche LLP

The Board recommends that you vote “FOR” ratification of this appointment.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Meetings

The Board intends to hold at least four regularly scheduled meetings per year and additional special meetings as necessary. Each director is expected to attend scheduled and special meetings, unless unusual circumstances make attendance impractical. The Board may also take action from time to time by written consent. The Board met four times during 2006. Each of our directors attended at least 75% of the meetings of our Board and 75% of the meetings of the committees of our Board on which the director served. We expect each of our directors to attend the Annual Meeting in person unless unusual circumstances make attendance impractical. In 2006, all of our directors attended our annual meeting of stockholders.

Executive Sessions of Non-Management Directors

It is the policy of the Board that the independent members of the Board meet separately without management (including management directors) at least twice per year during regularly scheduled Board meetings in order to discuss such matters as the independent directors consider appropriate. The lead independent director will assume the responsibility of chairing the meetings of independent directors and shall bear such further responsibilities which the independent directors as a whole or the Board might designate from time to time. Our independent auditors, finance staff, legal counsel, other employees and other outside advisers may be invited to attend these meetings.

The Board will periodically appoint a chair. Both independent and management directors, including our Chief Executive Officer, are eligible for appointment as the chair. The chair, or if the chair is not an independent director, the Chairman of the Nominating and Corporate Governance Committee shall serve as the lead independent director. The lead independent director is responsible for coordinating the activities of the other independent directors, including scheduling and conducting separate meetings of the independent directors and for such other duties as are assigned from time to time by the Board.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has at least three directors and is composed exclusively of independent directors, by reference to the rules, regulations and listing standards of the NYSE, the national exchange on which our Common Stock is traded.

Committee Charters

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters meet the standards that have been established by the NYSE. Copies of these charters are available on our website at www.cogdellspencer.com or will be provided to any stockholder upon request.

Audit Committee

The Audit Committee helps to ensure the integrity of our financial statements, the qualifications and independence of our independent auditors and the performance of our internal audit function and independent auditors. The Audit Committee selects, assists and meets with the independent auditors, oversees each annual audit and quarterly review, monitors our systems of internal controls and prepares the report that U.S. federal securities laws require to be included in our annual proxy statement. John R. Georgius chairs the Audit Committee and serves as our Audit Committee financial expert, as that term is defined by the SEC, and Richard C. Neugent and Randolph D. Smoak, M.D. serve as members of this committee. The Audit Committee met seven times in 2006.

Compensation Committee

The Compensation Committee reviews and approves the compensation and benefits of our executive officers, administers and makes recommendations to our Board regarding our compensation and stock incentive plans and produces an annual report on executive compensation for inclusion in our proxy statement. Christopher E. Lee chairs the Compensation Committee and John R. Georgius and Randolph D. Smoak, M.D. serve as members of this committee. The Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Compensation Committee, provided that a charter is adopted for such subcommittee. Executive officers play a role in determining or recommending the amount or form of executive officer and director compensation. Prior to establishing our general compensation philosophy, the Compensation Committee consults with our Chairman of the Board and Chief Executive Officer. Our Chairman of the Board and Chief Executive Officer provide recommendations to the Compensation Committee with regard to the compensation of our executive officers and with regard to our other highly paid employees and the executive officers and employees of our subsidiaries. The Compensation Committee met three times in 2006.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee develops and recommends to our Board a set of corporate governance principles, adopts a code of ethics, adopts policies with respect to conflicts of interest, monitors our compliance with corporate governance requirements of state and U.S. federal law and the rules and regulations of the NYSE, establishes criteria for prospective members of our Board, conducts candidate searches and interviews, oversees and evaluates our Board and management; evaluates from time to time the appropriate size and composition of our Board, recommends, as appropriate, increases, decreases and changes in the composition of our Board and formally proposes the slate of directors to be elected at each annual meeting of our stockholders. Richard C. Neugent chairs the Nominating and Corporate Governance Committee and Christopher E. Lee and Randolph D. Smoak, M.D. serve as members of this committee. The Nominating and Corporate Governance Committee met one time in 2006.

The Nominating and Corporate Governance Committee will consider recommendations made by stockholders. Under our By-Laws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify our Secretary in writing of the director nominee or the other business. The notice must include the required information (as set forth below on page 28, “Other Matters — Stockholder Proposals and Nominations for the Board”) and be delivered to our Secretary at our principal executive offices not earlier than the 150th day and not later than 5:00 p.m., Eastern time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.

If the date of the Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Eastern time, on the later of the 120th day prior to the date of such annual meeting or the 10th day following the day on which disclosure of the date of such meeting is first made. The public announcement of a adjournment or postponement of an annual meeting does not change or create a new opportunity for notice as described above.

Director Compensation

Each non-employee member of our Board is entitled to receive annual compensation for his services as a director as follows: $25,000 per year, $1,000 per meeting attended, $500 per committee meeting attended and $500 per teleconference or committee meeting attended. The chairperson of the Audit Committee will be entitled to receive an additional $10,000 annually and the chairperson of each other committee will be entitled to receive an additional $2,500 annually in compensation. Such amounts shall be paid in cash.

Upon joining our Board, each non-employee director received 2,500 shares of restricted stock, all of which vested on the date of grant. Directors who are our employees will not receive any compensation for their services as directors. Each member of our Board is reimbursed for out-of-pocket expenses associated with service on our behalf and associated with attendance at or participation in board meetings or committee meetings.

The following table sets forth compensation information for each of our non-employee directors for the fiscal year ended December 31, 2006:

Director Compensation

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
Name	in Cash	Awards	Awards	Compensation	Earnings	Comp	Total

John R. Georgius	$42,000	$—	$—	$—	$—	$2,625	$44,625
Richard B. Jennings	$29,500	$—	$—	$—	$—	$2,625	$32,125
Christopher E. Lee	$33,000	$—	$—	$—	$—	$2,625	$35,625
Richard C. Neugent	$35,500	$—	$—	$—	$—	$2,625	$38,125
Randolph D. Smoak	$34,000	$—	$—	$—	$—	$2,625	$36,625

EXECUTIVE OFFICERS AND OTHER OFFICERS

Key Executive Officers

Information for James W. Cogdell and Frank C. Spencer is contained above under the heading “Item 1 — Election of Directors.” Information with respect to some of our other key executive officers is set forth below. All of our executive officers are appointed as executive officers at the annual organizational meeting of the Board held at the time of each annual meeting of stockholders.

Charles M. Handy, Chief Financial Officer, Senior Vice President and Secretary.  Charles M. Handy has served as our Chief Financial Officer, Senior Vice President and Secretary since our inception in 2005. Prior to that, Mr. Handy had served as the Chief Financial Officer, Treasurer and Corporate Secretary for Cogdell Spencer Advisors, Inc. since 1997. Formerly, Mr. Handy was Corporate Controller for Faison & Associates, Inc., a commercial real estate management and development firm headquartered in Charlotte, North Carolina, and began his career at Ernst & Whinney. Mr. Handy has more than 18 years of experience in commercial real estate, accounting, finance and operations. Mr. Handy is a member of the American Institute of Certified Public Accountants and the North Carolina Association of Certified Public Accountants. He has also acted as the Compliance Officer for Cogdell Spencer Advisors, Inc.’s licensing and regulation process. Mr. Handy is a licensed real estate broker in North Carolina and broker-in-charge for us. Mr. Handy received an associates degree from Lees-McRae College, a B.S.B.A. in accounting and real estate from Appalachian State University and received an M.B.A. from Wake Forest University.

Devereaux Gregg, Vice President — Development.  Mr. Gregg has served as our Vice President — Development since our inception in 2005. Prior to that, Mr. Gregg had served as Vice President — Development for Cogdell Spencer Advisors, Inc. since 1997. From 1993 until 1997, Mr. Gregg was Director of Leasing and Property Management with Norcom Development, a real estate development firm, where he was responsible for a portfolio of 30 commercial properties located in North Carolina, South Carolina and Georgia. Prior to that time, Mr. Gregg acted as Director of Commercial Development and later as Vice President of Commercial Operations at The Paragon Group, a real estate development firm, based in Charlotte, North Carolina, from 1988 through 1993. Mr. Gregg received a B.B.A. and an M.B.A. from Southern Methodist University.

Matthew Nurkin, Vice President — Acquisitions.  Mr. Nurkin has served as our Vice President — Acquisitions since our inception in 2005. Prior to that, Mr. Nurkin served as the Vice President — Acquisitions for Cogdell Spencer Advisors, Inc. since 2001. Since 1996, Mr. Nurkin has been responsible for expanding Cogdell Spencer Advisor’s activities in ownership and debt restructuring of existing hospital and physician-owned facilities. Prior to joining our Company, Mr. Nurkin was employed at The Shelton Company, Bank of America and First Union Capital Markets in various banking and investment analyst positions. Mr. Nurkin received a B.A. in English literature from Wake Forest University, completed graduate studies at St. Peters College, Oxford University, and expects to receive an M.B.A. from Belk College of Business, University of North Carolina at Charlotte.

Rex A. Noble, Vice President — Management.  Mr. Noble has served as our Vice President — Management since our inception in 2005. In 1996, Mr. Noble joined Cogdell Spencer Advisors, Inc. as a Property Manager; became Assistant Regional Vice President of the Upstate Region in 1997 and served as the Vice President — Management for Cogdell Spencer Advisors, Inc. from 1999 until 2005. Prior to joining our Company, Mr. Noble was employed with GB&S Corp. as part of its management team. He is currently licensed by the North and South Carolina Real Estate Commissions. Mr. Noble received a B.S. from Francis Marion University.

Mary J. Surles, Vice President — Management.  Ms. Surles has served as our Vice President — Management since our inception in 2005. Prior to that, Ms. Surles served as an Asset Manager, and later as a Vice President for Cogdell Spencer Advisors, Inc. Since 1985, Ms. Surles has been involved in all areas of our activities with an emphasis on property management and leasing. Some of Ms. Surles’ activities include sale or resyndication of properties, refinancing, coordinating the transfer of partnership interests, and contracting for space retrofits. Ms. Surles holds South Carolina broker and North Carolina salesman licenses. Ms. Surles completed coursework at Midlands Technical College and Horry Georgetown Technical College.

In addition, on March 26, 2007, we entered into an employment agreement with Heidi Barringer. Ms. Barringer will serve as our Executive Vice President and will be responsible for asset management, human resources and information technology. For more information on the terms of our employment agreement with Ms. Barringer, we refer you to the Current Report on Form 8-K filed by us on March 30, 2007.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices, and our compliance with laws, regulations and corporate policies, and the independent registered public accounting firm’s qualifications, performance and independence. Consistent with this oversight responsibility, the Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2006 and their assessment of internal control over financial reporting as of December 31, 2006. Deloitte & Touche LLP, our independent registered public accountants, issued its unqualified report on our financial statements.

The Audit Committee also has discussed and reviewed with Deloitte & Touche LLP the matters required to be discussed in accordance with Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has conducted a discussion with Deloitte & Touche LLP relative to its independence. The Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with its independence.

As set forth in the charter of the Audit Committee, our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, and reviews of our quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q. The members of the Audit Committee are not our full-time employees and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing for accounting reviews or procedures or to set auditor independence standards. All members of the Audit Committee have been affirmatively determined by the Board to be independent within the standards prescribed by the NYSE and the applicable rules promulgated by the SEC. The Board also has determined that the Audit Committee has at least one “audit committee financial expert,” as defined in Item 401(h) of SEC Regulation S-K, such expert being Mr. Georgius, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the fiscal year ended December 31, 2006 be included in our Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted by the members of the Audit Committee:

John R. Georgius, Chairman
Richard C. Neugent
Randolph D. Smoak, M.D.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

Our Board, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines. Our Corporate Governance Guidelines reflect the NYSE listing standards. Among other things, our Corporate Governance Guidelines contain categorical standards for determining director independence in accordance with the NYSE listing standards. A copy of our Corporate Governance Guidelines is available on our website at www.cogdellspencer.com.

Director Independence

The Guidelines provide that a majority of our directors serving on our Board must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. Our Board has affirmatively determined, based upon its review of all relevant facts and circumstances, that each of the following directors has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE and the applicable rules promulgated by the SEC: Messrs. Georgius, Lee and Neugent and Dr. Smoak. The Board has determined that each of Mr. Cogdell, the Chairman of the Board, Mr. Spencer, our Chief Executive Officer and Mr. Jennings is not an independent director because each is either our executive officer or has or has had direct or indirect material relationships with us. Pursuant to an engagement letter entered into on December 1, 2004, we engaged Realty Capital International Inc., an affiliate of Mr. Jennings, to provide advisory services to us relating to the structure and terms of our formation transactions and our initial public offering. As part of this engagement, we paid $10,000 in cash per month in fees for Realty Capital International Inc.’s role as adviser throughout the course of our initial public offering. Upon the closing of our initial public offering, Realty Capital International Inc. also received a success fee equal to 0.5% of the gross offering proceeds, including any over-allotment proceeds.

Whistleblowing and Whistleblower Protection Policy

The Audit Committee has established procedures for: (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact the Audit Committee to report complaints or concerns relating to our financial reporting, you may do so by (i) calling the Compliance Hotline at 1-800-595-5573, (ii) emailing our Compliance Email Box at whistleblower@cogdellspencer.com, or (iii) delivering the report via regular mail, which may be mailed anonymously, to c/o Audit Committee, Cogdell Spencer Inc., 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209-4670. A copy of the policy is available on our website at www.cogdellspencer.com.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics (the “Code”) documents the principles of conduct and ethics to be followed by our employees, executive officers and directors, including our principal executive officer, financial officer and accounting officer. The purpose of the Code is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; promote avoidance of conflicts of interest, including disclosure to an appropriate person or committee of any material transaction or relationship that reasonably could be expected to give rise to such a conflict; promote full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications we make; promote compliance with applicable governmental laws, rules and regulations; promote the prompt internal reporting to an appropriate person or committee of violations of the Code; promote accountability for adherence to the Code; provide guidance to employees, executive officers and directors to help them recognize and deal with ethical issues; provide mechanisms to report unethical conduct; and help foster our longstanding culture of honesty and accountability. A copy of the Code has been provided to, and signed by, each of our directors, executive officers and employees. A copy of the Code is available on our website at www.cogdellspencer.com. and can be provided to any stockholder upon request.

Disclosure Committee

We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The Disclosure Committee meets at least monthly. The purpose of the Disclosure Committee is to bring together executive management and employees involved in the preparation of our financial statements so that the group can discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Chief Executive Officer and, as appropriate, to the Audit Committee. The Disclosure Committee has adopted a written charter to formalize the Committee’s purpose and procedures.

Communications with Stockholders

We provide the opportunity for stockholders to communicate with the members of the Board. They may communicate with the independent Board members, non-management directors or the Chairperson of any of the Board’s committees by email or regular mail. All communications should be sent to: stockholdercommunications@cogdellspencer.com, or to the attention of the Independent Directors, the Audit Committee Chairman, the Compensation Committee Chairman or the Nominating and Corporate Governance Committee Chairman at 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209. The means of communication with members of the Board is available on our website under “Stockholder Communications Policy” at www.cogdellspencer.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section of the proxy statement discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to, and earned by, our executive officers and places in perspective the data presented in the tables and narrative that follow.

Compensation Philosophy and Objectives

The Compensation Committee, in consultation with our Chief Executive Officer, sets our compensation philosophy.

The basic philosophy underlying our executive compensation policies, plans, and programs is that executive and stockholder financial interests should be aligned as closely as possible, and that compensation should be based on delivering pay commensurate with performance. Accordingly, the executive compensation program for our Chief Executive Officer and our other executive officers has been structured to achieve the following objectives:

•	Provide compensation that attracts, retains, and motivates key executive officers to lead our company effectively and continue our short and long-term profitability and growth;

•	Link executive compensation and our financial and operating performance, by setting executive compensation based on the attainment of certain objective and subjective company and department performance goals; and

•	Align the interests of our executive officers and stockholders by implementing and maintaining compensation programs that provide for the acquisition and retention of significant equity interests in us by executive officers.

Based on these objectives, the executive compensation program has been designed to assist us in attracting, motivating and retaining executive officers to help us achieve our performance goals. The program is structured to provide our executive officers with a combination of base salaries, annual cash incentive awards, long-term incentive awards and stock ownership opportunities.

Employment agreements with our named executive officers were initiated and became effective upon the closing of our initial public offering. A description of these agreements is set forth under the heading “— Agreements with Executive Officers” on page 18 in this proxy statement.

Setting Executive Compensation

The Compensation Committee is comprised of three independent directors, Messrs. Lee (Chairman) and Georgius and Dr. Smoak. The Compensation Committee exercises independent discretion in respect of executive compensation matters and administers our 2005 long-term stock incentive plan. The Compensation Committee operates under a written charter adopted by the Board, a copy of which is available on our website at http://www.cogdellspencer.com.

The Compensation Committee determines the total compensation and the allocation of such compensation among base salary, annual bonus amounts and other long-term incentive compensation as well as the allocation of such items among cash and equity compensation for our Chairman and our Chief Executive Officer. With respect to the compensation of our other executive officers, the Compensation Committee solicits recommendations from our Chief Executive Officer regarding compensation and reviews his recommendations. We do not have a pre-established policy for the allocation between either cash and non-cash compensation or annual and long-term incentive compensation. The ultimate determination on total compensation and the elements that comprise that total compensation is made solely by the Compensation Committee.

The Compensation Committee meets regularly during the year (three meetings during 2006) to evaluate executive performance against the goals and objectives set at the beginning of the year, to monitor market conditions in light of these goals and objectives and to review the compensation practices. The Compensation Committee makes regular reports to the Board.

What the Executive Compensation Plan is Designed to Reward

The Compensation Committee has designed the executive compensation plan to achieve three primary objectives:

•	Attracting, Motivation and Retaining Key Executives. We have been successful in creating an experienced and highly effective team with long tenure and a deep commitment to us.

•	Linking Compensation to Performance. The Compensation Committee generally rewards the achievement of specific annual, long-term and strategic goals of both our company and each individual executive officer. The Compensation Committee measures performance of each executive officer, by considering (1) our performance and the performance of each executive officer’s department against financial measures established at the beginning of the year, and (2) a subjective evaluation of each executive officer. The Compensation Committee evaluates the performance of our Chairman of the Board and Chief Executive Officer without utilizing any predetermined measures.

•	Aligning the Interest of our Executive Officers with our Stockholders. Long-term incentive compensation is designed to provide incentives for each executive officer to successfully implement our long-term strategic goals and to retain such executive officer. We have designed our annual and long-term incentive programs to award performance-based equity to allow our executive officers to grow their ownership in our company and create a further alignment with our stockholders.

Measuring 2006 Performance

Our compensation philosophy measures our performance as a whole and the performance of each department. Our Chief Executive Officer has prepared performance targets for each of our executive officers, other than the Chairman and Chief Executive Officer, and these performance targets have been approved and adopted by the Compensation Committee. These targets measure performance through the achievement of specific, objective, financial goals by us and the department of each executive officer as well as through a subjective evaluation of each executive officer. The Compensation Committee has not prepared predetermined performance targets for our Chairman of the Board or our Chief Executive Officer.

Elements of our Executive Compensation Program and why we Choose each Element

Our executive compensation plan has been structured to provide short and long-term incentives that promote continuing improvements in our financial results and returns to our stockholders. The elements of our executive compensation are primarily comprised of three elements designed to complement each other. We review the various components of compensation as related but distinct. The Compensation Committee designs total compensation packages that it believes will best create retention incentives, link compensation to performance and align the interests of our executive officers and our stockholders. Each of our named executive officers has an employment agreement with us, which are described under the heading “— Agreements with Executive Officers” on page 18 of this proxy statement. Such agreements provide for certain severance or change of control payments under specified circumstances.

•	Annual base salaries. Annual base salaries are paid for ongoing performance throughout the year. In the case of each of our named executive officers, annual base salaries are paid in accordance with the employment agreement between us and such executive officers. Our base salaries of executive officers and annual incentive bonuses are designed to be competitive with those of executive officers of other equity REITs and private real estate companies, while also taking into account the executive officers’ performance. Together with our Chief Executive Officers, the Compensation Committee’s annual review of an executive officer includes a review of the performance of such executive officer’s department and our overall performance. Increases to the annual salary are based on recommendations of the Chief Executive Officer and are approved by the Compensation Committee based on the Chief Executive Officer’s review of salaries of comparable executive officers in comparable companies. The Compensation Committee’s annual review of our Chairman of the Board and Chief Executive Officer includes a review of our overall performance. Pursuant to the employment agreements that we entered into with our named executive officers, annual salary cannot be decreased beyond the amount set forth in the executive officer’s employment agreement, as subsequently increased by our Board and our general partner in their discretion as they deemed appropriate, if applicable. We provide this element of compensation to compensate executive officers for services rendered during the fiscal year.

•	Annual Incentive Bonus. We expect to provide for the payment of equity and cash incentive bonuses based on our performance in relation to both predetermined objectives and subjective individual executive performance. Annual incentive bonuses are awarded based on the performance of each executive officer, other than our Chairman of the Board and Chief Executive Officer, and our executive officers by considering (1) our performance and the performance of each executive’s department against financial measures established at the beginning of the year, and (2) a subjective evaluation of such executive officer. Annual incentive bonuses are awarded to our Chairman and Chief Executive Officer are based on an evaluation by the Compensation Committee of such executive, at its discretion. The Compensation Committee does not utilize predetermined measures in making its evaluation. We provide this element of compensation because we believe that it promotes loyalty, hard-work and focus, honesty and vision.

•	Long-Term Incentives. Pursuant to our 2005 long-term stock incentive plan, we expect to provide long-term incentives through grants of stock options, restricted stock, long-term incentive units (“LTIP units”), stock appreciation rights, phantom shares, dividend equivalent rights and other equity-based awards, the exact numbers of which vary, depending on the position and salary of the executive officer. These equity based awards will be designed to link executive compensation to our long-term Common Stock performance. The Compensation Committee has the full authority to administer and interpret our 2005 long-term stock incentive plan, to authorize the granting of awards, to determine the eligibility of employees, directors, executive officers, advisors, consultants and other personnel, our subsidiaries, our affiliates and other persons expected to provide significant services to us or our subsidiaries to receive an award, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2005 long-term stock incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of our 2005 long-term stock incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all determinations that it deems necessary or appropriate in connection with our 2005 long-term stock incentive plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. We provide this element of compensation because we believe that it provides an incentive for executive officers to remain with us and focus on the long-term growth in our stock price. For more information on our 2005 long-term stock incentive plan, we refer you to our Registration Statement on Form S-11 filed by us on October 26, 2005.

Perquisites and Other Personal Benefits

In order to attract and retain highly qualified individuals for key positions, we occasionally provide our executive officers with perquisites and other personal benefits that are consistent with our compensation philosophy. For more information regarding perquisites and other personal benefits, we refer you to the “All Other Compensation” table on page 18 of this proxy statement.

How Each Element and Our Decisions Regarding Each Element Fit Into Our Overall Compensation Objectives and Affect Decisions Regarding Other Elements

Our compensation program seeks to reward our executive officers for their superior performance and our performance, while closely aligning the interests of our executive officers with the interests of our stockholders. In making compensation decisions, the Compensation Committee considers various measures of company and industry performance, including a combination of funds from operations (FFO), gross revenue and earnings before interest, taxes, depreciation and amortization (EBITDA). Consistent with this approach, the Compensation Committee pays our executive officers annual base salaries in order to provide them with a minimum compensation level that is intended to reflect such executive officer’s value and historical contributions to our success in light of salary norms of our competitors. The Compensation Committee may elect to pay our executive officers annual incentives to reward our executive officers for achievement of financial and other performance of our company and of such executive officer’s department, with a component of performance based on a subjective evaluation. The Compensation Committee may elect to pay our executive officers long-term incentives to act as a retention pool and to provide continued and additional incentives to maximize our stock price and thereby more closely align the economic interests of our executive officers with those of our stockholders. Our named executive officers have not received long-term incentive grants. Instead, our named executive officers, other than our Chairman of the Board, received LTIP units as consideration in connection with our initial public offering, which were not issued pursuant to our 2005 long-term stock incentive plan. Our other executive officers received LTIP units pursuant to our 2005 long-term stock incentive plan during 2005 and received no such grants in 2006. We expect to provide additional long-term incentive grants of LTIP units to our executive officers in the future. Through the elements of our compensation program, the Compensation Committee seeks to maintain a competitive total compensation package for each executive officer, while being sensitive to our fiscal year budget, annual accounting costs and the impact of share dilution in making such compensation payments.

Other Matters

Tax and Accounting Treatment.  The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the deductibility on our tax return of compensation over $1 million to any of our named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executive officers with appropriate compensation for their performance. The Compensation Committee may make compensation payments that are not fully deductible if in its judgment such payments are necessary to achieve the objectives of our compensation program.

We account for stock-based payments through our equity incentive plans, including our 2005 long-term stock incentive plan and performance bonus plan, in accordance with the requirements of Statement of Financial Accounting Standards No. 123-R.

Other Policies

Although we do not have any policy in place regarding minimum ownership requirements for either our executive officers or directors, our named executive officers all have significant stakes in us. We do not have any policy in place regarding the ability of our executive officers or directors to engage in hedging activities with respect to our Common Stock. In addition, we do not have nonqualified deferred compensation plans.

Compensation Committee Report

Our executive compensation philosophy, policies, plans, and programs are under the supervision of the Compensation Committee, which is composed of the non-management directors named below, each of whom has been determined by the Board to be independent under the applicable rules of the SEC and the NYSE listing standards.

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board, that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee:

Christopher E. Lee, Chairman
John R. Georgius
Randolph D. Smoak, M.D.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our employees participate on the Compensation Committee.

Executive Compensation

The following table sets forth the annual base salary and other compensation paid or earned in 2004, 2005 and 2006, to our Chairman, Chief Executive Officer and Chief Financial Officer. These executive officers are referred to herein collectively as the “named executive officers.”

Summary Compensation Table

							Changes in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Awards	Compensation	Earnings	Compensation(2)	Total

James W. Cogdell	2006	$442,080	$—	$—	$—	$—	$—	$21,782	$463,862
Chairman	2005	$432,013	$—	$—	$—	$—	$—	$17,703	$449,716
	2004	$430,000	$—	$—	$—	$—	$—	$17,445	$447,445

Frank C. Spencer	2006	$442,080	$—	$—	$—	$—	$—	$24,557	$466,637
Chief Executive	2005	$344,513	$100,000	$1,400,001	$—	$—	$—	$20,050	$1,864,564
Officer and President	2004	$325,000	$—	$—	$—	$—	$—	$20,874	$345,874

Charles M. Handy	2006	$234,840	$92,762	$—	$—	$—	$—	$26,579	$354,181
Chief Financial	2005	$173,890	$109,243	$1,078,480	$—	$—	$—	$15,306	$1,376,919
Officer, Senior Vice	2004	$159,450	$52,436	$—	$—	$—	$—	$13,457	$225,343
President and Secretary

(1)	Reflects the grant of LTIP units concurrently with the closing of our initial public offering and vested immediately. Such LTIP units were not granted under our 2005 long-term stock incentive plan. The value is based upon the initial public offering price of $17.00 and is consistent with the cost recognized in accordance with SFAS 123R in our financial statements.

(2)	All other compensation includes employer 401(k) match, health insurance premiums, term life insurance premiums and personal use of company-owned vehicles. For more information on these amounts, see “All Other Compensation” below.

The following table sets forth the components of the “All Other Compensation” column found in the previous table.

All Other Compensation

		Employer	Health and Life	Personal Use of
Name(1)	Year	401(k) Match	Insurance Premiums	Company Vehicle	Total

James W. Cogdell	2006	$8,800	$3,593	$9,389	$21,782
	2005	$8,400	$3,595	$5,708	$17,703
	2004	$8,200	$3,620	$5,625	$17,445

Frank C. Spencer	2006	$8,800	$7,257	$8,500	$24,557
	2005	$8,400	$6,906	$4,744	$20,050
	2004	$8,200	$6,982	$5,692	$20,874

Charles M. Handy	2006	$8,800	$7,257	$10,522	$26,579
	2005	$8,400	$6,906	$—	$15,306
	2004	$6,475	$6,982	$—	$13,457

(1)	The named executive officers received no additional compensation for serving as a director.

Our company did not make any grants of equity or non-equity incentive plan-based awards during 2006. Our executive officers did not receive any grants of option awards or unvested stock awards during 2006. In addition, we did not grant stock options, stock appreciation rights or similar instruments.

Section 16(a) Beneficial Ownership Reporting Compliance

Under federal securities laws, our directors, executive officers and holders of 10% or more of our Common Stock are required to report, within specified monthly and annual due dates, their initial ownership in our Common Stock and all subsequent acquisitions, dispositions or other transfers of beneficial interests therein, if and to the extent reportable events occur which require reporting by such due dates. Based solely on representations and information provided to us by the persons required to make such filings, we believe that all filing requirements were complied with during the last fiscal year.

Agreements with Executive Officers

We entered into written employment agreements with our named executive officers that became effective upon the closing of our initial public offering, pursuant to which Messrs. Cogdell, Spencer and Handy are expected to agree to serve, respectively, as our Chairman, Chief Executive Officer and President, and Chief Financial Officer, Senior Vice President and Secretary. The employment agreements require the executive officers to devote substantially all of their business time and effort to our affairs.

The employment agreements with Messrs. Cogdell and Spencer are each for a five-year term and Mr. Handy’s is for a three-year term; provided, however, that the terms will be automatically extended for successive one-year periods unless, not later than three months prior to the termination of the existing term, either party provides written notice to the other party of its intent not to further extend the term. The employment agreements provide for an initial base salary of $430,000, $430,000 and $225,000 to each of Messrs. Cogdell, Spencer and Handy, respectively, and for bonus and other incentive eligibility (as determined by the Compensation Committee of the Board) and participation in employee benefit plans and programs. We shall also make available to each of Messrs. Cogdell, Spencer and Handy, use of a Company car.

The compensation otherwise payable to Messrs. Cogdell and Spencer shall be subject to reduction as follows:

In the event that during the term of their employment agreements or any extension thereof, the average annual combined net operating income for East Jefferson Medical Office Building and East Jefferson Medical Specialty Building for any of the years ended December 31, 2007, 2008, 2009 and 2010 declines by more than 15% from their combined estimated 2006 net operating income, which is estimated to be $2.15 million, an amount equal to such additional decline (up to the next 15% of such shortfall) (which is referred to in the employment agreements as the “captured shortfall amount”) shall off-set the compensation otherwise payable to each such executive officer in the next calendar year following such measurement period by an amount equal to 50% of such captured shortfall amount.

Upon the termination of an executive officer’s employment either by us for “cause” or by the executive officer without “good reason” during the term of his employment agreement, such executive officer will be entitled to receive his annual base salary and other benefits accrued through the date of termination of the executive officer’s employment.

The term “cause” as used in the employment agreements is generally defined to mean:

(i) conviction of, or formal admission to, a felony;

(ii) engagement in the performance of the executive officer’s duties, or otherwise to our material and demonstrable detriment, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;

(iii) repeated failure to adhere to the directions of our Board, or to adhere to our policies and practices;

(iv) willful and continued failure to substantially perform the executive’s duties properly assigned to him (other than any such failure resulting from his disability) after demand for substantial performance is delivered by us specifically identifying the manner in which we believe the executive officer has not substantially performed such duties;

(v) breach of any of the provisions of the covenants of the executive officer’s employment agreement; or

(vi) breach in any material respect of the terms and provisions of the executive officer’s employment agreement and failure to cure such breach within 90 days following written notice from us specifying such breach.

The term “good reason” as used in the employment agreements is generally defined to mean:

(i) the material reduction of the executive officer’s authority, duties and responsibilities, the failure to continue the executive officer’s appointment in his given position, or the assignment to the executive officer of duties materially inconsistent with the executive officer’s position or positions with us;

(ii) a reduction in annual salary of the executive officer;

(iii) the relocation of the executive officer’s office to more than 50 miles from Charlotte, North Carolina;

(iv) our material and willful breach of the executive officer’s employment agreement; or

(v) a decision by us, over the reasonable objection of the executive officer acting in good faith, materially to change our business plan so as to effect a fundamental change to our primary business purpose.

Upon the termination of an executive officer’s employment either by us without “cause” or by the executive officer for “good reason,” or, in the case of Messrs. Cogdell and Spencer, any non-renewal of the executive officer’s employment agreement by us, the executive officer will be entitled under his employment agreement to the following severance payments and benefits:

•	annual base salary, bonus and other benefits accrued through the date of termination;

•	a lump-sum cash payment equal to 1.99 multiplied by the sum of (1) the executive officer’s then-current annual base salary and (2) the greater of (A) the average bonus paid to the executive officer over the previous two years and (B) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs;

•	for three years after termination of employment, continuing coverage under the group health plans the executive officer would have received under his employment agreement, as would have applied in the absence of such termination; and

•	full vesting of all outstanding equity-based awards held by the executive officer.

Upon a change of control (as defined in the employment agreements), while the executive officer is employed, all outstanding unvested equity-based awards (including stock options and restricted stock) shall fully vest and become immediately exercisable, as applicable. In addition if, after a change of control, the executive officer terminates his employment with us within one year of the change in control, such termination shall be deemed a termination by the executive officer for good reason The term “change of control” as used in the employment agreements is generally defined to mean:

(i) any transaction by which any person or group becomes the beneficial owner, either directly or indirectly, of our securities representing 50% or more of either (A) the combined voting power of our then outstanding securities or (B) the then outstanding shares of our Common Stock; or

(ii) any consolidation or merger where our stockholders, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii) there shall occur (A) any sale, lease, exchange or other transfer of all or substantially all of our assets, or (B) the approval by our stockholders of any plan or proposal for our liquidation or dissolution; or

(iv) the members of our Board, at the beginning of any consecutive 24-calendar-month period cease for any reason other than due to death to constitute at least a majority of the members of the Board.

With respect to Mr. Handy, in the event of any notice of non-renewal of the employment agreement by us, the executive officer will be entitled under his employment agreement to the same payments and benefits as if terminated other than for cause, except that the executive officer’s lump-sum cash payment will equal the sum of (1) the executive officer’s then-current annual base salary; and (2) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs.

Upon the termination of the executive officer’s employment due to the death or disability (generally meaning a condition rendering the executive officer unable to perform substantially and continually the duties assigned to him) of the executive officer, the executive officer (or his estate) will be entitled under his employment agreement to his annual base salary, bonus and other benefits accrued through the date of termination and full vesting of all outstanding equity-based awards held by the executive officer.

In the event that any amount payable to an executive officer is determined to be an “excess parachute payment” under Section 280G of the Code, we have also agreed to make a gross-up payment to the executive officer equal to the excise tax imposed on the executive under Section 4999 of the Code. The amount of gross-up payment (which is also treated as an excess parachute payment) shall be equal to the sum of the excise taxes payable by the executive officer by reason of receiving the parachute payments plus the amount necessary to put the executive officer in the same after-tax position as if no excise taxes had been imposed on the executive officer (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates). The excise taxes shall be payable by the executive officer and we must withhold the excise tax as if the payment constituted wages to the executive officer. In addition, we are not entitled to an income tax deduction related to any excess parachute payments or related gross-up payments.

We have also agreed to provide Mr. Cogdell’s personal accountant with an office at our headquarters building provided that Mr. Cogdell shall reimburse us for the use of such office space and for any and all benefits that we provide to this person.

Upon termination of the executive officer’s employment, if we elect to subject the executive officer to the non-competition, confidentiality and non-solicitation provisions described below, the executive officer will be entitled to a cash payment equal to the sum of (1) the executive officer’s then-current annual base salary and (2) the greater of (A) the average bonus paid to the executive officer over the previous two years and (B) the maximum bonus payable to the executive officer for the fiscal year in which the termination occurs. Pursuant to the terms of the non-competition provisions, the executive officer is prohibited for a one-year period following termination from, directly or indirectly, whether as an owner, partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity, engaging in any element of our business or otherwise competing with us or our affiliates, rendering any services to any person, corporation, partnership or other entity engaged in competition with us or our affiliates, or providing financial assistance to or otherwise obtaining an ownership interest in a competitor of ours or of our affiliates within a restricted territory encompassing several states in the Southeast.

The executive officer is required to keep secret and retain in strictest confidence, and not use for his benefit or the benefit of others, except in connection with our business and affairs and those of our affiliates, all confidential matters relating to our business and the business of any of our affiliates and to us and any of our affiliates, learned by the executive officer directly or indirectly from us or any of our affiliates, and is not to disclose such confidential information to anyone outside of our company except with our express written consent and except for confidential information which is at the time of receipt, or thereafter becomes, publicly known through no wrongful act of the executive officer, or is received from a third party not under an obligation to keep such information confidential and without breach of the executive officer’s employment agreement.

Finally, the executive officer is prohibited from, directly or indirectly, knowingly soliciting or encouraging to leave the employment or other service, or the employment or service of any of our affiliates, any employee or independent contractor thereof or hiring any employee or independent contractor who has left our employment or other service or the employment or service of any of our affiliates within the one-year period which follows the termination of such employee’s or independent contractor’s employment or other service with us and our affiliates.

The following chart sets forth the cost that we would have incurred if one of the named executive officers ceased working for us as of December 31, 2006 under the terms of our employment agreements:

Cost of Termination Under Employment Agreements

			Continued	Accelerated
			Medical and	Vesting of	Excise	Total
			Dental	Unvested Equity	Tax	Cost of
Type of Termination/Name(1)	Severance(2)		Benefits(4)	Compensation(5)	Gross-Up(6)	Termination

Termination For Cause / Resignation without Good Reason
James W. Cogdell	$—		$—	100% forfeited	n/a	$—
Frank C. Spencer	$—		$—	100% forfeited	n/a	$—
Charles M. Handy	$—		$—	100% forfeited	n/a	$—

Termination Without Cause / Resignation with Good Reason (without a change of control)
James W. Cogdell	$1,609,319	(3)	$21,595	$—	n/a	$1,630,914
Frank C. Spencer	$1,321,819		$21,595	$—	n/a	$1,343,414
Charles M. Handy	$1,053,257		$21,595	$—	n/a	$1,074,853

Change of Control
James W. Cogdell	$1,609,319	(3)	$21,595	$—	$454,042	$2,084,957
Frank C. Spencer	$1,321,819		$21,595	$—	$—	$1,343,414
Charles M. Handy	$1,053,257		$21,595	$—	$311,306	$1,386,159

Non-renewal of Employment Agreement
James W. Cogdell	$1,609,319	(3)	$21,595	$—	n/a	$1,630,914
Frank C. Spencer	$1,321,819		$21,595	$—	n/a	$1,343,414
Charles M. Handy	$352,260		$21,595	$—	n/a	$373,855

Death or Disability
James W. Cogdell	$—		$21,595	$—	n/a	$21,595
Frank C. Spencer	$—		$21,595	$—	n/a	$21,595
Charles M. Handy	$—		$21,595	$—	n/a	$21,595

(1)	In analyzing the “golden parachute” tax rules (assuming that such rules are potentially applicable here), we have taken the position for purposes of completing the table that, in connection with the post-termination non-competition covenants in the employment agreements with each of the person set forth in the table, excess parachute payments should be reduced by an amount equal to one times certain annual compensation, which is the amount payable by us to the executive if we determine to enforce such covenants.

(2)	All amounts reflect cash.

(3)	The amount includes the payment on behalf of Mr. Cogdell for office and secretarial services pursuant to the terms of our employment agreement with Mr. Cogdell.

(4)	The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2006. The actual amount will vary based on the cost of health insurance at the time of termination, whether the individual is single or married and whether the individual has dependent children.

(5)	There was no unvested equity compensation at December 31, 2006.

(6)	Under the employment agreements for Messrs. Cogdell, Spencer and Handy, if any payments constitute “excess parachute payments” under Section 280G of the Internal Revenue Code (the “Code”) such that the executive officer incurs an excise tax under Section 4999 of the Code, we will provide an “excise tax gross-up” payment in an amount such that the executive officer would receive the same amount of severance had the excise tax not applied. The cost of the excise tax gross-up is an estimate based on a number of assumptions including: (i) Cogdell Spencer Inc. is subject to a change of control on December 29, 2006, (ii) all of the named executive officers are terminated on December 29, 2006 without cause following that change of control, and (iii) all the named executive officers receive cash incentive compensation for 2006 using the target percentage for each executive officer. Gross-up payments are being included for informational purposes only. We have not yet confirmed whether gross-up payments would be required in the event of a termination of any or all of the persons set forth in the table. There may be both factual and legal bases for concluding that underlying “golden parachute” taxes, and therefore gross-up payments, should not be payable.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. These indemnification agreements provide that:

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding, other than a proceeding by or in our right, by reason of the director’s or executive officer’s status as a director, executive officer or employee of our company, we must indemnify such director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or executive officer actually received an improper personal benefit in money, property or other services; or

•	with respect to any criminal action or proceeding, the director or executive officer had reasonable cause to believe that his or her conduct was unlawful.

•	If a director or executive officer is a party or is threatened to be made a party to any proceeding by or in our right to procure a judgment in our favor by reason of the director’s or executive officer’s status as a director, executive officer or employee of the company, we must indemnify the director or executive officer for all expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, unless it has been established that:

•	the act or omission of the director or executive officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	the director or executive officer actually received an improper personal benefit in money, property or other services;

provided, however, that we will have no obligation to indemnify the director or executive officer for any expenses and liabilities actually and reasonably incurred by him or her, or on his or her behalf, if it has been adjudged that such director or executive officer is liable to us with respect to such proceeding.

•	Upon application of one of our directors or executive officers to a court of appropriate jurisdiction, the court may order indemnification of such director or executive officer if:

•	the court determines that the director or executive officer is entitled to indemnification under the applicable section of the Maryland General Corporate Law (the “MGCL”), in which case the director or executive officer shall be entitled to recover from us the expenses of securing indemnification; or

•	the court determines that the director or executive officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or executive officer has met the standards of conduct set forth in the applicable section of the MGCL or has been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL; provided, however, that any indemnification obligations to the director or executive officer will be limited to the expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with any proceeding by or in our right or in which the executive officer or director shall have been adjudged liable for receipt of an improper personal benefit under the applicable section of the MGCL.

•	Without limiting any other provisions of the indemnification agreements, if a director or executive officer is a party or is threatened to be made a party to any proceeding by reason of the director’s or executive officer’s status as our director, executive officer or employee, and the director or executive officer is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such proceeding, we must indemnify the director or executive officer for all expenses actually and reasonably incurred by him or her, or on his or her behalf, in connection with each successfully resolved claim, issue or matter, including any claim, issue or matter in such a proceeding that is terminated by dismissal, with or without prejudice.

•	We must pay all indemnifiable expenses in advance of the final disposition of any proceeding if the director or executive officer furnishes us with a written affirmation of the director’s or executive officer’s good faith belief that the standard of conduct necessary for indemnification by us has been met and a written undertaking to reimburse us if a court of competent jurisdiction determines that the director or executive officer is not entitled to indemnification.

Accounting Fees and Services

The following table presents aggregate fees billed to us for the fiscal year ended December 31, 2006 by our principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”).

	2006	2005

Type of Fees
Audit Fees
Audit of our annual financial statements and internal control over financial reporting and the review of the financial statements included in our Quarterly Reports on Forms 10-Q	$846,157	$—
Comfort letters, consents and assistance with documents filed with the SEC	72,280	—
Audits of the 2004, 2003 and 2002 combined financial statements of our predecessor, including comfort letter procedures and issuance, review of unaudited stub period financial statements and review of our Registration Statement on Form S-11 and amendments thereto	—	1,786,000
Audit of our and our predecessor’s financial statements for the fiscal year ended December 31, 2005 and quarterly review procedures	—	528,000

Subtotal	918,437	2,314,000
Audit-Related Fees
Historical property level financial statement audits required by the SEC in accordance with Rule 3-14 of Regulation S-X	58,876	—
Tax Fees
Tax compliance for the fiscal year ended December 31, 2006	335,750	—
Tax consultation and tax planning advice in connection with acquisitions, entity structuring and REIT compliance	113,002	—
Tax compliance for us and our predecessor entities for the fiscal year ended December 31, 2005	—	375,000
Tax advice, planning and research in connection with our formation transactions and initial public offering	—	874,000

Subtotal	448,752	1,249,000
All other fees	—	—

Total	$1,426,065	$3,563,000

Audit Committee Pre-Approval of Services by the Independent Auditor

In accordance with its charter and applicable rules and regulations adopted by the SEC, the Audit Committee reviews and pre-approves any engagement of our independent registered public accounting firm to provide audit, review, or attest services or non-audit services and the fees for any such services. The Audit Committee annually considers and, if appropriate, approves the provision of audit services by the independent registered public accounting firm. In addition, the Audit Committee periodically considers and, if applicable, approves the provision of any additional audit and non-audit services by our independent registered public accounting firm that are neither encompassed by the Audit Committee’s annual pre-approval nor prohibited by applicable rules and regulations of the SEC. The Audit Committee has delegated to the Chairman of the Audit Committee, Mr. Georgius, the authority to pre-approve, on a case-by-case basis, any such additional audit and non-audit services to be performed by our independent registered public accounting firm. Mr. Georgius reports any decision to pre-approve such services to the Audit Committee at its next regular meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our Common Stock, as of March 23, 2006, for: (1) each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of Common Stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Except as indicated below, the business address of the stockholders listed below is the address of our principal executive office, 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209-4670.

	Number of
	Shares and Units		Percent of
	Beneficially	Percent of	All Shares
Name of Beneficial Owner	Owned(1)	All Shares(2)	and Units(3)

Deutsche Bank(4)	1,233,400	10.3%	7.5%
Security Capital Research & Management Inc.(5)	861,900	7.2%	5.2%
Morgan Stanley(6)	705,255	5.9%	4.3%
U.S. Bancorp(7)	674,981	5.7%	4.1%
JPMorgan Chase & Co.(8)	663,560	5.6%	4.0%

Directors
James W. Cogdell(9)	2,243,501	18.8%	13.6%
Frank C. Spencer(10)(11)	471,187	4.0%	2.9%
John R. Georgius(12)	29,000	*	*
Richard B. Jennings(13)	15,690	*	*
Christopher E. Lee(14)	4,500	*	*
Richard C. Neugent(15)	4,500	*	*
Randolph D. Smoak, M.D.(16)	8,347	*	*

Nondirector Named Executive Officer
Charles M. Handy(17)	79,567	*	*
Directors and Executive Officers as a Group (8 persons)	2,856,292	23.9%	17.3%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of Common Stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.

(2)	Assumes a total of 11,928,574 shares of our Common Stock are outstanding which includes our issuance of 3,949,700 shares of Common Stock on March 23, 2007. In addition, amounts listed for each individual assume that all units, including vested LTIP units, beneficially owned by such individual are exchanged for shares of our Common Stock, and amounts for all directors and officers as a group assume all vested LTIP units held by them are exchanged for shares of our Common Stock, but none of the units held by other persons are exchanged for shares of our Common Stock.

(3)	Assumes a total of 16,512,906 shares of our Common Stock and units in our operating partnership (“OP units”), including vested LTIP units, are outstanding as of March 23, 2006, which is comprised of 11,928,574 shares of Common Stock and 4,584,332 OP units which may be exchanged for cash or, at our option, shares of our Common Stock.

(4)	Information is based on a Schedule 13G filed with the SEC by Deutsche Bank AG and includes shares of our Common Stock acquired by Deutsche Bank AG through our Common Stock offering that closed on March 23, 2007. Each of Deutsche Bank AG and RREEF America, L.L.C., a subsidiary of Deutsche Bank AG and the acquiror of the shares, has sole voting power over 431,350 of these shares and has sole dispositive power over all of these shares. The address for Deutsche Bank AG is Taunusanlage 12, D-60325 Frankfurt am Main, Federal Republic of Germany.

(5)	The amount of shares beneficially owned by Security Capital Research & Management Inc. (“SCRM”) includes 290,000 shares of our Common Stock acquired by SCRM through our Common Stock offering that closed on March 23, 2007. However, the information in this footnote has not been updated to include the acquisition of these shares because an amended Schedule 13G reflecting the acquisition has not yet been filed. Prior to our Common Stock offering that closed on March 23, 2007, SCRM had sole voting power and sole dispositive power over 571,900 of these shares. Nuveen Asset Management had shared voting power and shared dispositive power over 571,900 of these shares. Nuveen Real Estate Income Fund, a closed-end management investment company under the Investment Company Act of 1940, as amended, had shared voting power and shared dispositive power over, and was the owner of record of, 493,400 of these shares. These shares were beneficially owned on behalf of other persons known to have one or more of the following: the right to receive dividends for such shares, the power to direct the receipt of dividends from such shares, the right to receive the proceeds from the sale of such shares and the right to direct the receipt of proceeds from the sale of such securities. The shares were owned by and held for the investment advisory clients of Nuveen Asset Management, including Nuveen Real Estate Income Fund, and were managed on behalf of Nuveen Asset Management by SCRM, an unaffiliated third-party advisor. Nuveen Real Estate Income Fund had the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, these shares. The shares described by the Schedule 13D filed by SCRM on February 15, 2007 may have been deemed beneficially owned by Nuveen Asset Management, which independently exercised voting and investment powers and disclaimed beneficial ownership of the shares. The address for SCRM is 10 South Dearborn Street, Suite 1400, Chicago IL 60603.

(6)	Information is based on a Schedule 13G filed with the SEC by Morgan Stanley. Morgan Stanley has sole voting power over 651,230 of these shares and sole dispositive power over all these shares. Morgan Stanley Investment Management Inc., a subsidiary of Morgan Stanley, has sole voting power over 641,170 of these shares and sole dispositive power over 667,870 of these shares. These shares are directly owned, and may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc. The address for Morgan Stanley is 1585 Broadway, New York, NY 10036.

(7)	The amount of shares beneficially owned by U.S. Bancorp includes 325,000 shares of our Common Stock acquired by U.S. Bancorp through our Common Stock offering that closed on March 23, 2007; however, the information in this footnote has not been updated to include the acquisition of these shares because an amended Schedule 13G reflecting the acquisition has not yet been filed. Prior to our Common Stock offering that closed on March 23, 2007, U.S. Bancorp and FAF Advisors, Inc., a subsidiary of U.S. Bancorp, had sole voting power over 349,981 of these shares, sole dispositive power over 347,550 of these shares and shared dispositive power over 2,431 of these shares. The shares described by the Schedule 13D filed by U.S. Bancorp on January 31, 2007 were acquired by FAF Advisors, Inc. The address for U.S. Bancorp is 800 Nicollet Mall, Minneapolis, MN 55402.

(8)	Information is based on a Schedule 13G filed with the SEC on by JPMorgan Chase & Co. JPMorgan Chase & Co. has sole voting power over 180,760 of these shares and sole dispositive power over all of these shares. These shares are beneficially owned on behalf of other persons known to have one or more of the following: the right to receive dividends for such securities, the power to direct the receipt of dividends from such shares, the right to receive the proceeds from the sale of such shares and the right to direct the receipt of proceeds from the sale of such shares. No such person is known to have an interest in more than 5% of our Common Stock. These shares were acquired by J.P. Morgan Investment Management Inc., a subsidiary of JPMorgan Chase & Co. The address for JPMorgan Chase & Co. is 270 Park Avenue, New York, NY 10017.

(9)	James W. Cogdell is the Chairman of our Board. This amount includes 1,342,203 shares of Common Stock and 901,298 OP units. On March 23, 2007, Mr. Cogdell pledged $10,000,000 of these shares in connection with a personal line of credit, or approximately 476,190 of these shares based on a closing stock price of $21.00 per share.

(10)	Frank C. Spencer is our Chief Executive Officer. This amount includes 238,328 shares of Common Stock and 233,859 OP units (including 82,353 OP units issuable upon conversion of 82,353 LTIP units outstanding at March 23, 2006).

(11)	Frank C. Spencer is co-trustee of James W. Cogdell’s estate and would thus assume voting power of the shares of Mr. Cogdell’s estate in the event of Mr. Cogdell’s death.

(12)	This amount includes 2,500 restricted shares of our Common stock.

(13)	This amount includes 2,500 restricted shares of our Common stock.

(14)	This amount includes 2,500 restricted shares of our Common stock.

(15)	This amount includes 2,500 restricted shares of our Common stock.

(16)	This amount includes 5,847 OP units and 2,500 restricted shares of our Common stock.

(17)	Charles M. Handy is our Chief Financial Officer, Senior Vice President and Secretary. This amount includes 100 shares of Common Stock and 79,467 OP units (including 63,440 OP units issuable upon conversion of 63,440 LTIP units outstanding).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2005, our Board formally adopted a written policy with respect to transactions involving “related parties.” Pursuant to this policy, all related party transactions (generally, transactions involving amounts exceeding $120,000 in which a related party (directors and executive officers or their immediate family members, or stockholders owning 5% or more of our outstanding stock)) shall be subject to approval or ratification:

Pursuant to Maryland law, a contract or other transactions between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, provided that:

•	the material facts relating to the common directorship or interest and as to the transaction must be disclosed to our Board or a committee of our Board, and our Board or committee must authorize, approve or ratify the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

•	the material facts relating to the common directorship or interest and as to the transaction must be disclosed to our stockholders entitled to vote thereon, and the transaction must be authorized, approved or ratified by a majority of the votes cast by our stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director); or

•	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Our policy requires that all contracts and transactions between us and any related parties must be approved by the affirmative vote of a majority of our disinterested directors. Where appropriate, in the judgment of our disinterested directors, our Board may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated stockholders, although our Board will have no obligation to do so.

OTHER MATTERS

Stockholder Proposals and Nominations for the Board

Under SEC rules, proposals from our eligible stockholders for presentation for action at the 2008 annual meeting of stockholders must be received by us no later than December 25, 2007 in order to be considered for inclusion in the proxy statement and proxy card for that annual meeting. Any such proposals, as well as any questions relating thereto, should be directed to our Secretary at our principal executive offices.

Under our By-Laws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. A stockholder must notify our Secretary in writing of the director nominee or the other business. The notice must include the required information and be delivered to our Secretary at our principal executive offices not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting.

If the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder must be delivered as described above not earlier than the 150th day prior to the date of mailing of the notice for such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which disclosure of the date of such meeting is first made. The public announcement of a adjournment or postponement of an annual meeting shall not commence a new time period for the giving of stockholder’s notice as described above.

The stockholder’s notice shall set forth the following, as applicable:

(1) as to each individual whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of such individual, (b) the class, series and number of any of our shares of stock that are beneficially owned by such individual, (c) the date such shares were acquired and the investment intent of such acquisition, and (d) all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(2) as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder and any Stockholder Associated Person (as defined below) individually or in the aggregate, (including any anticipated benefit to the stockholder and the Stockholder Associated Person therefrom);

(3) as to the stockholder giving the notice and any Stockholder Associated Person, the class, series and number of all of our shares of stock which are owned by such stockholder and by such Stockholder Associated Person, if any, and the nominee holder for, and number of, shares owned beneficially but not of record by such stockholder and by any such Stockholder Associated Person;

(4) as to the stockholder giving the notice and any Stockholder Associated Person covered by clauses (2) or (3) above, the name and address of such stockholder, as they appear on our stock ledger and current name and address, if different, and of such Stockholder Associated Person; and

(5) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

“Stockholder Associated Person” of any stockholder means (1) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (2) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (3) any person controlling, controlled by or under common control with such Stockholder Associated Person.

The Board and our management know of no other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

FRANK C. SPENCER
Chief Executive Officer

COGDELL SPENCER INC.
4401 Barclay Downs Drive, Suite 300
Charlotte, NC 28209-4670

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank C. Spencer and Charles M. Handy as proxies, each with full power of substitution, to represent and vote as designated below all the shares of common stock of Cogdell Spencer Inc. held of record by the undersigned on April 10, 2007 at the Annual Meeting of Stockholders to be held at our headquarters at 4401 Barclay Downs Drive, Suite 300, Charlotte, NC 28209-4670, on Tuesday, May 22, 2007, 9:00 a.m. local time, or any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

1.	The election of seven members of the Board of Directors:

FOR ALL NOMINEES	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	☐	FOR ALL NOMINEES EXCEPT (See instructions below)	☐
NOMINEES:
James W. Cogdell, Chairman	☐	Richard B. Jennings	☐	Richard C. Neugent	☐
Frank C. Spencer	☐	Christopher E. Lee	☐	Randolph D. Smoak, M.D.	☐
John R. Georgius	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL
NOMINEES EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here:  ■

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2 THE RATIFICATION OF INDEPENDENT ACCOUNTANTS.

(Continued and to be signed on the reverse side)

2.	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of Cogdell Spencer Inc.

☐ FOR          ☐ AGAINST          ☐ ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

Please mark, date, sign and mail your proxy card in the envelope provided as soon as possible.

Date: _ _

Signature of Stockholder

Date: _ _

Signature of Stockholder/Joint Owner

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.